Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
INVESTORS	Tom White	423 294 8996
	Matt Barnett	423 294 7498

MEDIA	Jim Sabourin	423 294 6300
866 750 8686

Unum Group’s board of directors votes to increase

common stock dividend

CHATTANOOGA, Tenn. (May 26, 2016) – Unum Group (NYSE: UNM) announced today that its board of directors has authorized an increase of 8 percent in the quarterly dividend paid on its common stock. The new rate of 20 cents per common share, or 80 cents per share on an annual basis, will be effective with the dividend expected to be paid in the third quarter of 2016.

“We are pleased to again increase our dividend payout, which is representative not only of our consistent performance and financial strength but also of our commitment to returning value to shareholders,” said Richard P. McKenney, president and CEO of Unum.

The new quarterly dividend represents a 166 percent increase from the 7.5 cents per share the company was paying in 2007 and marks the eighth consecutive year in which Unum has raised its dividend. Unum has also repurchased approximately $3.3 billion of its stock, reducing its outstanding share count by 36 percent, since the fourth quarter of 2007.

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ABOUT UNUM GROUP

Unum Group is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.7 billion in 2015, and provided $6.8 billion in benefits last year.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, twitter.com/unumnews and www.linkedin.com/company/unum